Exhibit 99g(3)

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT made as of this 21st day of December, 2022 by and between LORD ABBETT FRHI FUNDING, LLC (the “Subsidiary”), a Delaware limited liability company and a wholly-owned subsidiary of LORD ABBETT FLOATING RATE HIGH INCOME FUND, a Delaware statutory trust (the “Parent Fund”), and LORD, ABBETT & CO. LLC, a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Subsidiary desires to obtain the investment management services of the Investment Manager and the Investment Manager is willing to provide services of the nature desired upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1. Appointment. The Subsidiary hereby appoints the Investment Manager to provide investment advisory services to the Subsidiary for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees during such period to render the services described in this Agreement for the compensation herein provided.

2. Authority and Duties of the Investment Manager. (a) The Investment Manager, to the extent permitted by applicable law, agrees to furnish continuously an investment program for the Subsidiary. The Investment Manager shall, at its expense, (i) maintain an adequate organization of competent portfolio managers and such other persons to perform the functions mentioned herein and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement, in each case subject to Section 6 below. The Investment Manager reserves the right, in its discretion, to purchase or otherwise obtain statistical information and services from other sources, including affiliated persons of the Investment Manager.

(b) Consistent with the investment objectives, policies and restrictions applicable to the Subsidiary, the Investment Manager will determine the securities and other assets to be purchased or sold and the other techniques to be utilized (including, but not limited to, the incurrence of leverage and securities lending) by the Subsidiary and will determine what portion of the Subsidiary shall be invested in securities or other assets, and what portion, if any, should be held uninvested. As manager of the assets of the Subsidiary, the Investment Manager shall make investments for the account of the Subsidiary within the Subsidiary’s and the Parent Fund’s investment objectives, policies and restrictions and in accordance with the Subsidiary’s organizational documents and applicable law as if the Subsidiary was registered under the 1940 Act, including the provisions of the Internal Revenue Code of 1986 relating to regulated investment companies, subject to policy decisions adopted by the Parent Fund.

The Subsidiary will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory clients of the Investment Manager. It is understood that the Investment Manager will not, to the extent inconsistent with applicable law, use any material nonpublic information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates.

(c) The Investment Manager may cause the Subsidiary to pay a broker-dealer that provides brokerage and research services to the Investment Manager a commission for effecting a securities transaction in excess of the amount another broker-dealer might have charged. Such higher commissions may not be paid unless the Investment Manager determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Investment Manager’s overall responsibilities to the Subsidiary and any other of the Investment Manager’s clients with respect to which it exercises investment discretion. Research services obtained pursuant to this clause (c) may be used by the Investment Manager in serving all its accounts, and not all of such research services need necessarily be used by the Investment Manager in connection with its services to the Subsidiary.

It is understood that any research services that may be provided to the Subsidiary or to the Investment Manager from time to time by independent broker-dealers or persons other than the Investment Manager, for whatever reason, shall not reduce the amount of the fees payable to the Investment Manager hereunder. It is recognized that such research services may be useful to the Investment Manager and the Subsidiary, but their value is indeterminable and is not to be considered a substitute for the services provided by the Investment Manager hereunder.

(d) The Investment Manager may itself, or may cause the Subsidiary to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, the Investment Manager may represent the Subsidiary on a creditors’ (or similar) committee.

(e) The Investment Manager shall have authority to exercise whatever powers the Subsidiary may possess with respect to any of the assets of the Subsidiary, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and repurchase privileges, and to tender securities pursuant to a tender offer.

(f) Subject to the prior approval of a majority of the Parent Fund’s Trustees, including a majority of the Trustees who are not “interested persons” of the Parent Fund, and, if required under applicable law and subject to the terms of any exemptive relief that may be granted by the Securities and Exchange Commission, by the shareholders of the Subsidiary, the Investment Manager may, from time to time, delegate to a sub-adviser any of the Investment Manager’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Investment Manager must oversee the provision of delegated services, the Investment Manager must bear the separate costs of employing any sub-adviser (provided that the Subsidiary will remain responsible for its own expenses, as described in section 6 below), and no delegation will relieve the Investment Manager of any of its obligations under this Agreement.

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3. Compensation. The Subsidiary will pay the Investment Manager for its services under this Agreement and for the expenses assumed, an annual management fee computed and payable monthly at the annual rate of 0.75% of the value of the Subsidiary’s average daily total managed assets. Total managed assets includes total assets of the Subsidiary (including assets attributable to any reverse repurchase agreements, dollar roll transactions, or similar transactions, borrowings and preferred shares that may be outstanding, if any) minus accrued liabilities of the Subsidiary (other than liabilities representing reverse repurchase agreements, dollar roll transactions, or similar transactions, and borrowings). For purposes of calculating “total managed assets,” the liquidation preference of any preferred shares outstanding shall not be considered a liability. For clarity, with respect to any reverse repurchase agreement, dollar roll or similar transaction, “total managed assets” includes any proceeds from the sale of an asset of the Subsidiary to a counterparty in such a transaction, in addition to the value of the asset so sold as of the relevant measuring date. The average daily total managed assets of the Subsidiary for any month shall be determined by taking an average of all of the determinations of total managed assets during such month at the close of business on each business day during such month while this Agreement is in effect. The fee shall be paid on the fifth business day of each month for the preceding month.

4. Non-exclusivity. It is understood that the services of the Investment Manager are not deemed to be exclusive and nothing in this Agreement shall prevent the Investment Manger, or any officer, director, partner or employee thereof, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Subsidiary or Parent Fund) or to engage in other activities. When other clients of the Investment Manager desire to purchase or sell the same portfolio security at the same time as the Subsidiary, it is understood that such purchases and sales will be made as nearly as practicable on a pro rata basis in proportion to the amounts desired to be purchased or sold by each client.

5. Expenses. The Investment Manager shall be under no obligation to pay any fees, costs, expenses or other charges of the Subsidiary, except for the compensation of Subsidiary officers who are employed by the Investment Manager, the compensation, if any, of its Trustees who are officers, employees, partners, shareholders or members of the Investment Manager or its subsidiaries or affiliates, the rental for its office space, and the ordinary and necessary office and clerical expenses relating to research, statistical work and supervision of the Subsidiary’s investment portfolio, to be performed by the Investment Manager under paragraph 1 of this Agreement. The Subsidiary will pay its own fees, costs, expenses or charges relating to its assets, investments and operations, including without limitation: all investment expenses, including, without limitation, fees and expenses of outside legal counsel or third-party consultants retained in connection with reviewing, negotiating and structuring specialized loan and other investments made by the Subsidiary, and any costs associated with originating loans, asset securitizations, alternative lending-related strategies and so-called “broken-deal” costs (e.g., fees, expenses and liabilities, including, for example, due diligence-related fees, costs, expenses and liabilities with respect to unconsummated investments); office and clerical expenses not relating to the services provided by the Investment Manager hereunder; fees and expenses of Trustees who are not officers, employees, partners, shareholders or members of the Investment Manager; governmental fees; interest charges and any other expenses associated

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with financial leverage; taxes; association membership dues; fees and charges for legal and auditing services; fees and expenses of any custodians or Trustees with respect to custody of its assets; fees, charges and expenses of dividend disbursing agents, registrars and transfer agents (including the cost of keeping all necessary shareholder records and accounts, and of handling any problems relating thereto and the expense of furnishing to all shareholders statements of their accounts after every transaction including the expense of mailing); costs and expenses associated with offering and redemption or repurchase costs; costs and expenses of preparing, printing and mailing to shareholders ownership certificates, proxy statements and materials, reports and notices; costs of preparing reports to governmental agencies; brokerage fees and commissions of every kind and expenses in connection with the execution of portfolio security transactions (including the cost of any service or agency designed to facilitate the purchase and sale of portfolio securities); and all postage, insurance premiums, and any other fee, cost, expense or charge of any kind incurred by and on behalf of the Subsidiary and not expressly assumed by the Investment Manager under this Agreement.

If the Investment Manager pays for certain expenses of the Subsidiary or furnishes without charge to the Subsidiary services the cost of which is to be borne by the Subsidiary under this Agreement, the Investment Manager shall not be deemed to have waived its rights under this Agreement to have the Subsidiary pay for such expenses or provide or pay for such services in the future. The Investment Manager may also advance the payment of expenses, subject to reimbursement by the Subsidiary in the ordinary course of business.

6. Liability. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Investment Manager assumes no responsibility under this Agreement and, having so acted, the Investment Manager shall not be held liable or accountable for any mistakes of law or fact, or for any error or omission of its officers, directors, partners or employees, or for any loss or damage arising or resulting therefrom suffered by the Subsidiary or any of its shareholders, creditors, Trustees or officers; provided, however, that nothing herein shall be deemed to protect the Investment Manager against any liability to the Subsidiary or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder. The Investment Manager shall not be liable for any action of the Trustees of the Subsidiary in following or declining to follow any advice or recommendation of the Investment Manager.

7. Interested Parties; Independent Contractor. Neither this Agreement nor any other transaction between the parties hereto pursuant to this Agreement shall be invalidated or in any way affected by the fact that any or all of the Parent Fund’s Board of Trustees (the “Parent Board”), officers, shareholders, or other representatives of the Subsidiary are or may be interested in the Investment Manager, or any successor or assignee thereof, or that any or all of the officers, partners, or other representatives of the Investment Manager are or may be interested in the Subsidiary, except as otherwise may be provided in the 1940 Act. The Investment Manager in acting hereunder shall be an independent contractor and not any agent of the Subsidiary.

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8. Term and Termination. (a) This Agreement shall become effective upon the date hereof and shall continue in force, unless earlier terminated as provided herein, for two years from the date hereof, and is renewable annually thereafter by specific approval of the Parent Board or by vote of a majority of the outstanding voting securities of the Subsidiary; provided that any such renewal shall be approved by the vote of a majority of the Trustees of the Parent Board who are not parties to this Agreement or “interested persons” of the Investment Manager or of the Subsidiary, cast in person at a meeting called for this purpose of voting on such renewal; provided, further, that if the continuance of this Agreement is submitted to the shareholders of the Subsidiary for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Investment Manager may continue to serve hereunder in a manner consistent with the 1940 Act.

(b) This Agreement may be terminated without penalty at any time on 60 days’ written notice by (i) a vote of the majority of the Parent Board or (ii) a vote of a majority of the outstanding voting securities of the Subsidiary. This Agreement shall automatically terminate in the event (i) of its assignment or (ii) of the termination of the investment management agreement between the Parent Fund and the Investment Manager.

(c) The terms “interested persons,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the same meaning as those terms are defined in the 1940 Act.

9. Use of Name. The Investment Manager reserves the right to grant the use of the name “LORD ABBETT” or “LORD, ABBETT & CO. LLC,” or any derivative thereof, or any other part of the name of the Subsidiary to any other investment company, any series of an investment company or any business enterprise, subject to applicable law. The Investment Manager reserves the right to withdraw from the Subsidiary the use of the name “LORD ABBETT” and the use of its registered service mark. In the event of such withdrawal or the termination of this Agreement, for any reason, the Subsidiary will, on the written request of the Investment Manager, take such action as may be necessary to change its name and eliminate all reference to the words “LORD ABBETT” in any form, and will no longer use such registered service mark.

10. Miscellaneous. (a) This Agreement may only be amended if (i) (A) the amendment solely cures any ambiguity, typographical or manifest error, or defect in the Agreement and (B) the Administrative Agent (as defined below) was provided notice before execution of the amendment or (ii) the Administrative Agent has consented in writing to the amendment (such consent not to be unreasonably withheld or delayed).

(b) This Agreement shall be governed by the laws of the State of Delaware provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or any rule or order of the Securities and Exchange Commission thereunder.

(c) Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the State of

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Delaware, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereto, such provisions with respect to other parties hereto shall not be affected thereby.

(e) The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(f) Bank of America, N.A., as administrative agent (the “Administrative Agent”) in the Credit Agreement among the Subsidiary, each lender from time to time a party thereto (the “Lenders”), and the Administrative Agent (the “Credit Agreement”), for the benefit of the Lenders and the Administrative Agent (collectively, the “Secured Parties”), is intended by the parties hereto to be an express third-party beneficiary of this Agreement, and the Investment Manager hereby acknowledges that the Subsidiary’s rights hereunder are pledged by the Subsidiary to the Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations (as defined in the Credit Agreement) of the Subsidiary.

11. Non-Recourse Obligations; No Petition. (a) The Investment Manager covenants and agrees that, prior to the date that is one year and one day (or, if longer, any applicable preference period and one day) after Payment in Full (as defined in the Credit Agreement), the Investment Manger shall not institute against, or join any other Person (as defined in the Credit Agreement) in instituting against, the Subsidiary any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under any federal, state or foreign bankruptcy or similar law.

(b) Notwithstanding any other provisions of this Agreement, the obligations of the Subsidiary hereunder shall be payable solely from its assets, subject to any applicable priority of payments specified in the Credit Agreement, and following realization of such assets, any claims against the Subsidiary hereunder shall be extinguished. No recourse shall be had for any amounts payable or any other obligations arising under this Agreement against any officer, member, director, employee, partner or security holder of the Subsidiary or the Investment Manager or any of their respective successors or assigns, and no recourse shall be had for any obligations against any Affiliate (as defined in the Credit Agreement) of the Subsidiary or the Investment Manager (other than the direct obligations of the Subsidiary or the Investment Manager hereunder).

12. Subsidiary Obligations. The obligations of the Subsidiary, including those imposed hereby, are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees of the Parent Fund or the Subsidiary, shareholders, officers, employees or

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agents of the Subsidiary individually, but are binding only upon the assets and property of the Subsidiary. Any and all personal liability, either at common law or in equity, or by statute or constitution, of every such Trustee, shareholder, officer, employee or agent for any breach by the Subsidiary of any agreement, representation or warranty hereunder is hereby expressly waived as a condition of and in consideration for the execution of this Agreement by the Subsidiary.

IN WITNESS WHEREOF, the Subsidiary has caused this Agreement to be executed by its duly authorized officers and its seal to be affixed hereto, and the Investment Manager has caused this Agreement to be executed by its duly authorized representative on the day and the year first above written.

LORD ABBETT FRHI FUNDING, LLC

By:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Authorized Person

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel
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